Exhibit 5.2

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
One Post Office Square, 30th Floor Boston, MA 02109 T 617.217.4700 F 617.217.4710 nelsonmullins.com

August 13, 2020

Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, Massachusetts 01852

Re:          Registration Statement on Form S-4 of Enterprise Bancorp, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer (the “Exchange Offer”) by Enterprise Bancorp, Inc. (the “Company”) to exchange up to $60,000,000 in aggregate principal amount of its 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “New Notes”) for up to $60,000,000 in aggregate principal amount of its existing 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Old Notes”). The New Notes are to be issued in accordance with the provisions of the Indenture (the “Indenture”), dated as of July 7, 2020, by and between the Company, as issuer, and UMB Bank, National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 7, 2020, by and among the Company and the purchasers of the Old Notes.

We have acted as Massachusetts special counsel for the Company in connection with its registered offering of the New Notes. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(a)
The Restated Articles of Organization filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 10, 2013, the Articles of Amendment filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 18, 2017, and the Articles of Amendment filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2018;

(b)	the Amended and Restated Bylaws of the Company, dated January 15, 2013 and filed as Exhibit 3.2 to the Company’s Form 8-K filed with the Commission on January 22, 2013;

(c)	the Registration Statement;

(d)	the Old Notes;

(e)	the New Notes;

(f)	the Indenture;

(g)	the Registration Rights Agreement;

(h)	a certificate of the Company’s officers with respect to certain matters relating hereto; and

(i)	certain resolutions adopted by the Board of Directors of the Company with respect to the issuance of the New Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein.

With respect to the assumptions stated in the immediately preceding paragraph, we note that the Company has obtained and filed as an exhibit to the Registration Statement a legal opinion of Hunton Andrews Kurth LLP, as to, among other things, (i) the effectiveness of the Registration Statement, (ii) the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, (iii) the due execution by the Company and authentication by the Trustee of the New Notes in accordance with the terms of the Indenture, (iv) the due issuance and delivery of the New Notes against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, and (v) the validity and legally binding nature of the New Notes and the enforceability thereof against the Company in accordance with their terms.

Based upon and subject to the foregoing, we are of the opinion that, (i) the Company is duly organized and validly existing under the laws of the Commonwealth of Massachusetts, and (ii) the New Notes have been duly authorized, executed and delivered by the Company under the laws of the Commonwealth of Massachusetts.

We express no opinion (i) as to the laws of any jurisdiction other than the laws of Commonwealth of Massachusetts, including as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof or (ii) as to the validity, binding effect or enforceability of any provision in the New Notes or the Indenture to the extent it violates any applicable statute of limitations or relates to the choice of forum for resolving disputes. The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion is limited to the specific issues addressed herein, and no opinion may be implied or inferred beyond the opinion expressly stated above. Our opinion expressed herein is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Nelson Mullins Riley & Scarborough, LLP

Nelson Mullins Riley & Scarborough, LLP